News Release

For Immediate Release:	For More Information,
October 26, 2007	Contact: Jerry L. Ocheltree
910-576-6171

First Bancorp Reports Third Quarter Results

TROY, N.C. – First Bancorp (NASDAQ – FBNC), the parent company of First Bank, announced net income today of $5,743,000 for the three months ended September 30, 2007, a 31.4% increase over the $4,372,000 reported for the corresponding period of 2006.  Diluted earnings per share for the third quarter of 2007 amounted to $0.40, a 33.3% increase over the $0.30 reported for the third quarter of 2006.

For the nine month period ended September 30, 2007, net income amounted to $16,048,000, a 13.3% increase over the $14,158,000 reported for the nine month period ended September 30, 2006.  Diluted earnings per share amounted to $1.11 for the first nine months of 2007, an increase of 13.3% over the $0.98 reported in the comparable period of 2006.

Results for 2006 included the write-off loss of a merchant credit card receivable amounting to $1,900,000, of which $230,000 was recorded in the second quarter of 2006 and the remaining $1,670,000 was recorded in the third quarter of 2006.  The after-tax impact on net income for the second quarter of 2006 was $139,000, or $0.01 per diluted share, and the after-tax impact on net income for the third quarter of 2006 was $1,010,000, or $0.07 per diluted share.

Key performance ratios for the three months ended September 30, 2007, include:

•	Annualized return on average assets of 1.06%
•	Annualized return on average equity of 13.25%
•	Annualized net charge-offs to average loans of 0.17%
•	Nonperforming assets to total assets at quarter end of 0.39%

The Company’s total assets at September 30, 2007 amounted to $2.28 billion, 9.9% higher than a year earlier. Total loans at September 30, 2007 amounted to $1.84 billion, an 8.3% increase from a year earlier, and total deposits amounted to $1.82 billion at September 30, 2007, a 9.3% increase from a year earlier.

The increase in loans and deposits over the past twelve months resulted in an increase in the Company’s net interest income when comparing the three and nine month periods of 2007 to comparable periods in 2006.  Net interest income for the third quarter of 2007 amounted to $20.2 million, a 6.0% increase over the $19.0 million recorded in the third quarter of 2006.  Net interest income for the nine months ended September 30, 2007 amounted to $58.7 million, a 6.1% increase over the $55.3 million recorded in the same nine month period in 2006.

The impact of the growth in loans and deposits on the Company’s net interest income was partially offset by a decline in the Company’s net interest margin (tax-equivalent net interest income divided by average earning assets).  The Company’s net interest margin for the third quarter of 2007 was 4.00% compared to 4.12% for the third quarter of 2006.  The Company’s net interest margin for the first nine months of 2007 was 4.00% compared to 4.22% for the same nine months of 2006.  The lower net interest margins realized in 2007 compared to 2006 were primarily due to deposit rates paid by the Company rising by more than loan and investment yields.  This has been caused by 1) the flat interest rate yield curve that has prevailed in the marketplace for most of the past year, 2) customers shifting their funds from low cost deposits to higher cost deposits, and 3) intense competition in the Company’s market area for loans and deposits that has impacted loan and deposit pricing.

Although comparisons with the prior year reflect lower net interest margins, the Company’s net interest margin has not varied significantly over the most recent four quarters, ranging from 3.97% to 4.05%.  This is primarily due to the relatively stable interest rate environment that has been in effect for most of the past twelve months.  The Company expects that the 50 basis point decrease in the prime rate of interest that occurred on September 18, 2007 will negatively impact the Company’s net interest margin, at least temporarily, as most of the Company’s adjustable rate loans repriced downward immediately, while rates on the Company’s customer time deposits are fixed, and thus not able to be adjusted downward until they mature.

The Company’s provision for loan losses did not vary significantly when comparing the three and nine month periods in 2007 to the comparable periods of 2006.  The Company’s provision for loan losses for the third quarter of 2007 was $1,299,000 compared to $1,215,000 in the third quarter of 2006.  The provision for loan losses for the first nine months of 2007 was $3,742,000 compared to $3,630,000 in the first nine months of 2006.  Factors that played an offsetting role in this comparison were i) lower 2007 loan growth, which generally results in a lower provision for loan losses, and ii) higher levels of nonperforming assets and net charge-offs in 2007, which generally result in a higher provision for loan losses.  Internal loan growth was $36 million in the third quarter of 2007 compared to $55 million in the third quarter of 2006, while internal loan growth was $98 million for the first nine months of 2007 compared to $209 million for the first nine months of 2006.  The Company’s ratios of annualized net charge-offs to average loans were 17 basis points and 15 basis points for the three and nine month periods in 2007, respectively, compared to 11 basis points and 8 basis points for the three and nine month periods in 2006, respectively.  The Company’s level of nonperforming assets to total assets was 0.39% at September 30, 2007 compared to 0.34% a year earlier.  Although nonperforming assets and charge-offs have increased in 2007, the Company’s overall asset quality remains sound.  The average ratio of nonperforming assets to total assets for all North Carolina banks with more than $1 billion in total assets was 0.57% at June 30, 2007 (the most recent information available), compared to the Company’s ratio of 0.38% as of that same date.

Noninterest income amounted to $4,277,000 for the third quarter of 2007, a 74.3% increase from the $2,454,000 recorded in the third quarter of 2006.  Noninterest income for the nine months ended September 30, 2007 amounted to $13,370,000, an increase of 30.4% from the $10,252,000 recorded in the first nine months of 2006.  The increases in 2007 are primarily associated with a significant merchant credit card loss that the Company recorded in 2006.  The Company expensed $230,000 in the second quarter of 2006 related to this situation and another $1.67 million in the third quarter of 2006.  During 2007, the Company determined that its ultimate exposure to this loss was approximately $190,000 less than the original estimated total loss of $1.9 million that had been reserved for in 2006.  Accordingly, the Company reversed $50,000 of this loss during the first quarter of 2007 and the remaining $140,000 in the second quarter of 2007 by recording “other gains” to reduce this liability.

Noninterest expenses amounted to $13.9 million in the third quarter of 2007, a 3.0% increase over the $13.5 million recorded in the third quarter of 2006.  Noninterest expenses for the nine months ended September 30, 2007 amounted to $42.6 million, an 8.3% increase from the $39.3 million recorded in the first nine months of 2006.  The increase in noninterest expenses is primarily attributable to costs associated with the Company’s overall growth in loans, deposits and branch network.  Although noninterest expenses have risen in 2007, the relatively low rate of increase in the third quarter of 2007 was partially due to the implementation of cost control recommendations that arose from a performance improvement consulting project that was completed in the first quarter of 2007.

The Company’s effective tax rate was approximately 38% for the three and nine month periods in 2007.  The Company’s effective tax rate was approximately 35% and 37% for the three and nine month periods ended September 30, 2006, respectively.  The Company recorded a tax benefit of $182,000 in the third quarter of 2006 related to several nonrecurring adjustments that reduced otherwise reported income tax expense.

Jerry L. Ocheltree, President and CEO of First Bancorp, commented on the quarter’s results, “The third quarter of 2007 was a good one for First Bancorp.  We achieved solid earnings during what has been a volatile period in the banking sector.  We believe we have a culture of sound credit underwriting, and we do not offer ‘subprime’ loans.  We believe these factors have helped protect our company during these turbulent times.”

Mr. Ocheltree continued, “On July 12, 2007, we were pleased to report that we had reached an agreement to acquire Great Pee Dee Bancorp, Inc., a high quality institution with bank offices in Cheraw and Florence, South Carolina, with total assets of $222 million.  We look forward to welcoming their customers and employees to the First Bank family.”

Mr. Ocheltree also noted the following corporate developments:

•	On October 15, 2007, the Company opened its first uniquely Hispanic branch under the trade name “Primer Banco” in Asheboro, North Carolina.

•	On September 17, 2007, the First Bank of Virginia branch office in Radford, Virginia relocated to a new building located at 1400 Tyler Avenue, which is at the corner of Tyler Avenue and Auburn Avenue.

•
On September 7, 2007, the Company relocated its credit card department from a stand-alone facility to its operations center.  This has reduced overhead expenses and created operating efficiencies for this division.

•	On August 29, 2007, the Company announced a quarterly dividend of 19 cents per share payable on October 25, 2007 to shareholders of record on September 30, 2007.

•	The Company repurchased 27,000 shares of First Bancorp stock during the third quarter of 2007 at an average price of $19.35 per share.

First Bancorp is a bank holding company based in Troy, North Carolina with total assets of approximately $2.3 billion.  Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 69 branch offices, with 62 branches operating in a twenty-one county market area in the central piedmont and coastal regions of North Carolina, 3 branches in Dillon County, South Carolina, and 4 branches in southern Virginia (Abingdon, Dublin, Radford, and Wytheville), where First Bank does business as First Bank of Virginia.  The Company also has a loan production office in Blacksburg, Virginia.  First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol FBNC.

Please visit our website at www.firstbancorp.com.  For additional financial data, please see the attached Financial Summary.

This press release contains statements that could be deemed forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent report on Form 10-K.

           First Bancorp has filed a registration statement, which includes a proxy statement/prospectus, concerning the proposed merger with Great Pee Dee Bancorp, Inc. (“Great Pee Dee”) with the Securities and Exchange Commission (the “SEC”).  Shareholders of Great Pee Dee are urged to read the registration statement and the proxy statement/prospectus when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.  You will be able to obtain a free copy of the proxy statement/prospectus, as well as other filings containing information about First Bancorp and Great Pee Dee, at the SEC’s Internet site (http:://www.sec.gov).  Copies of the proxy statement/prospectus to be filed by First Bancorp also can be obtained, when available and without charge, by directing a request to First Bancorp, Attention: Anna Hollers, Investor Relations, P.O. Box 508, Troy, North Carolina, 27371, (910) 576-6171.

First Bancorp and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Great Pee Dee in connection with the merger.  Information about the directors and executive officers of First Bancorp is set forth in First Bancorp’s most recent proxy statement filed with the SEC and available at the SEC’s Internet site and from First Bancorp at the address set forth in the preceding paragraph.  Additional information regarding the interests of those participants may be obtained by reading the proxy statement/prospectus regarding the proposed transaction when it becomes available.

First Bancorp and Subsidiaries Financial Summary

	Three Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2007	2006	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$35,717	31,727
Interest on investment securities	1,743	1,596
Other interest income	715	584
Total interest income	38,175	33,907	12.6%
Interest expense
Interest on deposits	15,528	12,290
Other, primarily borrowings	2,470	2,576
Total interest expense	17,998	14,866	21.1%
Net interest income	20,177	19,041	6.0%
Provision for loan losses	1,299	1,215	6.9%
Net interest income after provision for loan losses	18,878	17,826	5.9%
Noninterest income
Service charges on deposit accounts	2,323	2,323
Other service charges, commissions, and fees	1,273	1,102
Fees from presold mortgages	230	278
Commissions from financial product sales	374	357
Data processing fees	52	40
Securities gains	-	-
Other gains (losses)	25	(1,646)
Total noninterest income	4,277	2,454	74.3%
Noninterest expenses
Personnel expense	8,330	7,954
Occupancy and equipment expense	1,902	1,772
Intangibles amortization	93	100
Other operating expenses	3,616	3,709
Total noninterest expenses	13,941	13,535	3.0%
Income before income taxes	9,214	6,745	36.6%
Income taxes	3,471	2,373	46.3%
Net income	$5,743	4,372	31.4%

Earnings per share – basic	$0.40	0.31	29.0%
Earnings per share – diluted	0.40	0.30	33.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$20,177	19,041
Tax-equivalent adjustment (1)	136	133
Net interest income, tax-equivalent	$20,313	19,174	5.9%

(1)
This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax exempt status.  This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Nine Months Ended September 30,		Percent
($ in thousands except per share data – unaudited)	2007	2006	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$103,420	87,704
Interest on investment securities	5,157	4,581
Other interest income	2,051	1,652
Total interest income	110,628	93,937	17.8%
Interest expense
Interest on deposits	44,245	32,545
Other, primarily borrowings	7,662	6,054
Total interest expense	51,907	38,599	34.5%
Net interest income	58,721	55,338	6.1%
Provision for loan losses	3,742	3,630	3.1%
Net interest income after provision for loan losses	54,979	51,708	6.3%
Noninterest income
Service charges on deposit accounts	6,800	6,622
Other service charges, commissions, and fees	3,798	3,426
Fees from presold mortgages	849	789
Commissions from financial product sales	1,177	1,121
Data processing fees	152	113
Securities gains	487	205
Other gains (losses)	107	(2,024)
Total noninterest income	13,370	10,252	30.4%
Noninterest expenses
Personnel expense	24,970	23,040
Occupancy and equipment expense	5,639	5,075
Intangibles amortization	281	221
Other operating expenses	11,691	10,992
Total noninterest expenses	42,581	39,328	8.3%
Income before income taxes	25,768	22,632	13.9%
Income taxes	9,720	8,474	14.7%
Net income	$16,048	14,158	13.3%

Earnings per share – basic	$1.12	0.99	13.1%
Earnings per share – diluted	1.11	0.98	13.3%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$58,721	55,338
Tax-equivalent adjustment (1)	399	384
Net interest income, tax-equivalent	$59,120	55,722	6.1%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended September 30,		Nine Months Ended September 30,
PERFORMANCE RATIOS (annualized)	2007	2006	2007	2006
Return on average assets	1.06%	0.88%	1.01%	1.00%
Return on average equity	13.25%	10.54%	12.68%	11.70%
Net interest margin – tax equivalent (1)	4.00%	4.12%	4.00%	4.22%
Efficiency ratio – tax equivalent (1) (2)	56.69%	62.58%	58.74%	59.61%
Net charge-offs to average loans	0.17%	0.11%	0.15%	0.08%
Nonperforming assets to total assets (period end)	0.39%	0.34%	0.39%	0.34%

SHARE DATA
Cash dividends declared	$0.19	$0.19	$0.57	$0.55
Stated book value	11.88	11.40	11.88	11.40
Tangible book value	8.32	7.78	8.32	7.78
Common shares outstanding at end of period	14,375,303	14,310,335	14,375,303	14,310,335
Weighted average shares outstanding – basic	14,391,739	14,294,948	14,378,787	14,281,964
Weighted average shares outstanding – diluted	14,462,266	14,421,380	14,474,673	14,425,347
Shareholders’ equity to assets	7.48%	7.85%	7.48%	7.85%
Tangible equity to tangible assets	5.36%	5.50%	5.36%	5.50%

AVERAGE BALANCES (in thousands)
Total assets	$2,157,155	$1,970,128	$2,118,019	$1,886,558
Loans	1,819,253	1,669,423	1,786,631	1,592,983
Earning assets	2,016,480	1,844,560	1,976,580	1,763,774
Deposits	1,808,468	1,623,605	1,761,472	1,572,851
Interest-bearing liabilities	1,741,495	1,583,827	1,709,173	1,505,811
Shareholders’ equity	171,947	164,590	169,251	161,832

(1)  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)  Calculated by dividing noninterest expense by the sum of tax-equivalent net interest income plus noninterest income.

TREND INFORMATION
($ in thousands except per share data)
	For the Three Months Ended
INCOME STATEMENT	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006 (2)

Net interest income - tax equivalent (1)	$20,313	19,818	18,990	19,315	19,174
Taxable equivalent adjustment (1)	136	140	124	117	133
Net interest income	20,177	19,678	18,866	19,198	19,041
Provision for loan losses	1,299	1,322	1,121	1,293	1,215
Noninterest income	4,277	4,857	4,236	4,058	2,454
Noninterest expense	13,941	14,510	14,130	13,870	13,535
Income before income taxes	9,214	8,703	7,851	8,093	6,745
Income taxes	3,471	3,284	2,965	2,949	2,373
Net income	5,743	5,419	4,886	5,144	4,372

Earnings per share – basic	0.40	0.38	0.34	0.36	0.31
Earnings per share – diluted	0.40	0.37	0.34	0.36	0.30

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Net income for the three months ended September 30, 2006 was significantly impacted by the write-off loss of a merchant credit card account, which reduced noninterest income by $1,670,000.  The after-tax impact was $1.0 million, or $0.07 per diluted share.

First Bancorp and Subsidiaries Financial Summary - Page 4

PERIOD END BALANCES ($ in thousands)	Sept. 30, 2007	June 30, 2007	Dec. 31, 2006	Sept. 30, 2006	One Year Change
Assets	$2,284,263	2,205,858	2,136,624	2,078,458	9.9%
Securities	153,390	147,328	143,086	136,538	12.3%
Loans	1,838,346	1,802,308	1,740,396	1,696,835	8.3%
Allowance for loan losses	20,631	20,104	18,947	18,465	11.7%
Intangible assets	51,113	51,206	51,394	51,718	-1.2%
Deposits	1,818,908	1,800,561	1,695,679	1,664,902	9.3%
Borrowings	233,013	178,013	210,013	200,013	16.5%
Shareholders’ equity	170,770	167,458	162,705	163,089	4.7%

	For the Three Months Ended
YIELD INFORMATION (annualized)	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006

Yield on loans	7.79%	7.76%	7.67%	7.64%	7.54%
Yield on securities - tax equivalent (1)	5.07%	5.31%	5.26%	5.11%	5.13%
Yield on other earning assets	5.66%	5.76%	5.97%	5.82%	5.61%
Yield on all interest earning assets	7.54%	7.53%	7.46%	7.41%	7.32%

Rate on interest bearing deposits	3.89%	3.84%	3.78%	3.65%	3.44%
Rate on other interest bearing liabilities	6.16%	6.02%	6.03%	6.19%	6.17%
Rate on all interest bearing liabilities	4.10%	4.06%	4.02%	3.91%	3.72%

Interest rate spread - tax equivalent (1)	3.44%	3.47%	3.44%	3.50%	3.60%
Net interest margin - tax equivalent (2)	4.00%	4.03%	3.97%	4.05%	4.12%

Average prime rate	8.18%	8.25%	8.25%	8.25%	8.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)
Calculated by dividing annualized tax equivalent net interest income by average earning assets for the period.  See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

ASSET QUALITY DATA ($ in thousands)	Sept. 30, 2007	June 30, 2007	March 31, 2007	Dec. 31, 2006	Sept. 30, 2006

Nonaccrual loans	$6,941	6,457	5,871	6,852	5,170
Restructured loans	7	7	8	10	11
Accruing loans> 90 days past due	-	-	-	-	-
Total nonperforming loans	6,948	6,464	5,879	6,862	5,181
Other assets – primarily other real estate	2,058	1,830	2,351	1,539	1,799
Total nonperforming assets	$9,006	8,294	8,230	8,401	6,980
Net charge-offs to average loans - annualized	0.17%	0.16%	0.14%	0.19%	0.11%
Nonperforming loans to total loans	0.38%	0.36%	0.33%	0.39%	0.31%
Nonperforming assets to total assets	0.39%	0.38%	0.38%	0.39%	0.34%
Allowance for loan losses to total loans	1.12%	1.12%	1.10%	1.09%	1.09%